UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2006

BRUKER BIOSCIENCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-30833	04-3110160
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Manning Road
Billerica, MA 01821

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (978) 663-3660

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act

☐               Soliciting material pursuant to Rule 14a-12 of the Exchange Act

☐               Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act

☐               Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 1.01.         Entry into a Material Definitive Agreement.

On July 5, 2006, Bruker BioSciences Corporation (the “Company”) issued a demand promissory note to Citizens Bank of Massachusetts (the “Bank”), as evidence of the Company’s obligation to repay up to $40 million, which the Bank may loan the Company from time to time (the “Note”). The loans made under the Note may bear interest at a rate equal to the Bank’s prime rate, the LIBOR rate plus 1%, or a LIBOR advantage rate plus 1% at the request of the Company. On July 5, 2006, the Company borrowed $20 million under the Note at the LIBOR advantage rate plus 1% to complete the acquisition of Bruker Optics Inc., a Delaware corporation based in Billerica, Massachusetts (“Bruker Optics”), the completion of which is further described under Item 2.01 below. All of the Company’s obligations under the Note are secured by the pledge to the Bank of 100% of the capital stock of each of the Company’s wholly-owned domestic subsidiaries, each of which also pledged a portion of the stock of certain of their foreign subsidiaries.

The foregoing description of the Note is qualified in its entirety by the terms and conditions of the Note, which is attached hereto as Exhibit 10.30 and is incorporated herein by reference.

Item 2.01.         Completion of Acquisition or Disposition of Assets.

On July 1, 2006, the Company completed the previously announced acquisition of all of the outstanding stock of Bruker Optics from the Bruker Optics stockholders in accordance with the terms of the stock purchase agreement, dated as of April 17, 2006, by and among the Company, Bruker Optics and the stockholders of Bruker Optics (the “Stock Purchase Agreement”). As previously reported, at the Company’s annual meeting of stockholders, held on June 29, 2006, the Company’s stockholders approved the acquisition and the issuance of shares of the Company’s common stock in connection with the acquisition.

Prior to the completion of the acquisition, the Company’s chief executive officer and chairman of the board, Frank H. Laukien, and certain of his family members owned stock in both the Company and Bruker Optics. Dr. Laukien and his related family members owned an aggregate of 58% of the Company’s common stock and 99% of the shares of Bruker Optics being acquired by the Company. Following the completion of the acquisition, Dr. Laukien and his related family members own, in the aggregate, approximately 63% of the outstanding shares of common stock of the Company. In addition, Dr. Laukien’s half brother, Dirk D. Laukien, is the President of Bruker Optics and, following the Company’s acquisition of Bruker Optics, became a senior vice president of the Company.

At the closing, the Company paid an aggregate of $135 million of consideration to the Bruker Optics stockholders and holders of Bruker Optics stock options, of which approximately $79 million was paid in cash and approximately $56 million was paid in restricted unregistered shares of Company common stock. As a result of the acquisition, Bruker Optics became a wholly-owned subsidiary of the Company. As disclosed under Item 1.01 above, on July 5, 2006, the Company borrowed $20 million under the Note to complete the acquisition of Bruker Optics.

$13.5 million of the cash payment to the Bruker Optics stockholders will be held in escrow until the later of (x) the thirtieth day following receipt by the Company of Bruker Optics’ audited financial statements for the fiscal year ended December 31, 2006, or (y) the resolution of any indemnification claim pending as of the receipt of such audited financial statements. In addition, $1 million of the cash payment to the Bruker Optics stockholders will be held in escrow until the later of (x) the twentieth day after the Company delivers a closing balance sheet to the Bruker Optics stockholders, which balance sheet is to be delivered within 90 days of the closing of the acquisition, or (y) the resolution of any objections to the balance sheet.

The Stock Purchase Agreement, filed as Exhibit 2.4 to the Company’s Current Report on Form 8-K, dated April 17, 2006 and filed with the Securities and Exchange Commission on April 18, 2006, is

incorporated herein by reference. The foregoing description of the Stock Purchase Agreement is qualified in its entirety by reference to the full text of the Stock Purchase Agreement.  A copy of the press release issued by the Company on July 5, 2006, regarding the completion of the acquisition, is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2.03.         Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated herein by reference.

Item 3.02.         Unregistered Sales of Equity Securities

Pursuant to the Stock Purchase Agreement described above in Item 2.01 of this current report, which disclosure is incorporated herein by reference, the Company issued restricted unregistered shares of the Company’s common stock to the Bruker Optics stockholders. The issuance of these securities was in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. Based upon the small number of holders of Bruker Optics capital stock receiving restricted shares of the Company’s common stock, their financial position and sophistication and the absence of any general solicitation, the transaction was determined not to involve any public offering.

Item 9.01.         Financial Statements and Exhibits.

(a)             Financial Statements of Businesses Acquired

The required financial statements relating to the acquisition of Bruker Optics are not included in this Current Report. The Company will file the required financial statements by amendment no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed with the Securities and Exchange Commission.

(b)             Unaudited Pro Forma Financial Information

The required pro forma financial information is not included in this Current Report. The Company will file the required pro forma financial information by amendment no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed with the Securities and Exchange Commission.

(d)             Exhibits

10.30              Demand Promissory Note, dated as of July 5, 2006.

99.1                Press release dated July 5, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRUKER BIOSCIENCES CORPORATION
(Registrant)

Date: July 7, 2006	By:	/s/ Frank H. Laukien, Ph.D.
Frank H. Laukien, Ph.D.
Chief Executive Officer and President

Exhibit Index

Exhibit Number	Exhibit Name
10.30	Demand Promissory Note, dated as of July 5, 2006.
99.1	Press release dated July 5, 2006.